Exhibit 5.1

August 5, 2009

Gilead Sciences, Inc.

333 Lakeside Drive

Foster City, CA 94404

Ladies and Gentlemen:

I am the Vice President, General Counsel and Assistant Secretary of Gilead Sciences, Inc. (the “Company”). I refer to the Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offering of up to 20,117,692 shares of the Company’s Common Stock, $0.001 par value, (the “Shares”) pursuant to its 2004 Equity Incentive Plan (the “Plan”).

In connection with this opinion, I have examined the Registration Statement and related prospectus, the Plan and the Company’s Restated Certificate of Incorporation and Bylaws, each as amended and as currently in effect, and such other documents, records, certificates, memoranda and other instruments as I deem necessary as a basis for this opinion. I have assumed the genuineness and authenticity of all documents submitted to me as originals, the conformity to originals of all documents submitted to me as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

My opinion is expressed only with respect to the federal laws of the United States of America and the General Corporation Law of the State of Delaware. I express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof.

On the basis of the foregoing, and in reliance thereon, I am of the opinion that the Shares, when sold and issued in accordance with the Plan, the Registration Statement and the related prospectus, will be validly issued, fully paid and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not thereby admit that I am within the category of persons whose consent is required by Section 7 of the Securities Act or the related rules and regulations promulgated by the Commission.

Very truly yours,

/s/    Brett A. Pletcher